Exhibit 99.1

Date:	January 24, 2013	NEWS RELEASE

Hubbell Incorporated
40 Waterview Drive
Shelton, CT 06484
475-882-4000

Contact:	James M. Farrell

HUBBELL REPORTS FOURTH QUARTER RESULTS;

NET SALES OF $752.5 MILLION AND EARNINGS PER DILUTED SHARE OF $1.20

SHELTON, CT. (January 24, 2013) – Hubbell Incorporated (NYSE: HUBA, HUBB) today reported operating results for the fourth quarter ended December 31, 2012.

Net sales in the fourth quarter of 2012 were $752.5 million, an increase of 2% compared to the $740.0 million reported in the fourth quarter of 2011. Operating income was $110.5 million, or 14.7% of net sales, compared to $109.8 million, or 14.8% of net sales, for the comparable period of 2011. Net income in the fourth quarter of 2012 was $71.9 million versus $70.0 million reported in the fourth quarter of 2011. Earnings per diluted share were $1.20 in the fourth quarter of 2012 compared to $1.17 reported in the fourth quarter of 2011. Free cash flow (defined as cash flow from operations less capital expenditures) was $139.3 million in the fourth quarter of 2012 versus $103.7 million reported in the comparable period of 2011.

Net sales for the full year 2012 were $3.0 billion, an increase of 6% compared to 2011. Operating income was $471.8 million, or 15.5% of net sales, compared to $423.8 million, or 14.8% of net sales, for the comparable period of 2011. Net income for the full year 2012 was $299.7 million, an increase of 12% compared to the $267.9 million reported in 2011. Earnings per diluted share were $5.00, or 13% above the $4.42 reported for the comparable period of 2011. Free cash flow was $300.0 million compared to $279.6 million reported in 2011.

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OPERATIONS REVIEW

Timothy H. Powers, Chairman of the Board said “Before we discuss the financial results, I would like to take this opportunity to express what an honor and privilege it has been leading Hubbell over the past decade. As many of you already know, Dave Nord has been appointed President and Chief Executive Officer while I will remain Chairman of the Board. I am looking forward to working with Dave and the Board during this transition and am highly confident that the Company will continue to prosper under Dave’s leadership.

“Now turning to the results, the uncertainty surrounding the U.S. election and the “fiscal cliff” appeared to have a dampening effect on demand in the fourth quarter. Our overall sales increased slightly in the quarter with essentially flat organic demand while acquisitions added two percentage points to our sales growth. From a profitability perspective, we reported operating margin of 14.7%, in line with our expectations despite some market softening as we exited the year. I am pleased to report that we completed the acquisition of Continental Industries, Inc. in January which will be added to our Electrical segment. Continental makes high quality exothermic welding and connector products and is a strong fit with our Burndy business. This marks the seventh deal we have completed in the past year and a half and highlights our capabilities in this area.

“Looking at our end markets, we experienced a slightly weaker environment than anticipated during the fourth quarter. U.S. non-residential new construction was weak as it appeared that spending decisions may have been delayed due to economic uncertainty. Within this market, relight projects and demand for LED fixtures were areas of strength in the quarter. The residential market was another area of growth for us and the recovery is clearly underway. North American electrical utility demand for our products was higher due in large part to Hurricane Sandy as well as increased spending on transmission projects. At the same time, we experienced weaker demand for maintenance related distribution products as utility budgets were limited due to higher levels of spending earlier in the year. Industrial demand was mixed with solid growth in the energy related industries while our high voltage test businesses were much weaker.”

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Mr. Powers added “In reviewing the full year results, we achieved the highest sales and earnings per share in our history. For the year, our sales increased 6% with balanced growth between our two segments. We experienced growth in several key areas; utility, oil and gas and residential markets as well as continued higher demand for energy efficient lighting used for renovation and relighting. Looking at our profitability, we finished the year at 15.5% operating margin which is well above the same point in our previous cycle. This margin level was attained through a disciplined process of managing costs and driving productivity across the enterprise and as a result we have evolved into a structurally more profitable organization. I would also like to highlight that we have increased the pace of acquisitions; adding to our branded product breadth. In addition, we raised our dividend two times during the course of the year and returned approximately $75 million to shareholders by repurchasing nearly one million shares reflecting our confidence in Hubbell’s cash flow generating abilities and commitment to increasing shareholder value.”

SEGMENT REVIEW

The comments and year-over-year percentages in this segment review are based on fourth quarter results in 2012 and 2011.

Electrical segment net sales in the fourth quarter of 2012 increased 2% to $521.4 million compared to $513.6 million reported in the fourth quarter of 2011. The increase was due to acquisitions which contributed 2% to sales in the quarter. In addition, higher demand in the energy and residential markets was offset by weakness in high voltage test equipment. Compared to the fourth quarter of 2011, operating income decreased 8% to $68.0 million, or 13.0% of net sales. The decrease in operating income was primarily due to a less favorable product mix and higher costs, including pension and benefit related expenses.

Hubbell’s Power segment net sales in the fourth quarter of 2012 were $231.1 million compared to $226.4 million reported in the fourth quarter of 2011. The acquisition that was completed in the 4th quarter of 2012 contributed 2% to sales. The organic sales were essentially flat as the favorable impact of storm sales and large transmission related projects were offset by lower levels of spending for distribution maintenance. Compared to the fourth quarter of 2011, operating income increased 18% to $42.5 million, or 18.4% of net sales. The increase in operating income was primarily due to productivity improvements and price realization in excess of cost increases.

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SUMMARY & OUTLOOK

David G. Nord, President and Chief Executive Officer commented “Looking to 2013, we expect overall sales to increase in the 3 to 5% range comprised of low single digit growth from organic volume and 2% from acquisitions. We expect the volume increases to be more weighted towards the second half of the year due to anticipated strengthening in the markets and more favorable comparisons to the prior year. Within our Electrical segment, we expect 3 to 5% growth led by strong growth in our residential businesses. The non-residential new construction market is likely to remain challenging in the near term but third party forecasts still point to some improvement in the second half of the year and relight opportunities should also have a favorable impact. The industrial market is expected to be flat to slightly higher with modest increases in factory utilization and the energy markets partially offset by lower demand for high voltage test equipment. The Power segment is expected to grow in the 4 to 6% range with acquisitions contributing 2%. We expect modest growth for maintenance and repair work on the distribution and transmission networks. Spending for transmission related projects is expected to remain at historically high levels but the growth rate will be lower than the past couple of years.”

Mr. Nord added “Turning to profitability, we expect that operating margins will expand by approximately 40 basis points in 2013 primarily due to leveraging the higher volume. As always, we will continue focusing on carefully balancing productivity and pricing actions to offset all cost increases. Our tax rate is expected to be approximately 31.5% in 2013 which includes the two year benefit of the reinstatement of the R&D tax credit.”

Mr. Nord concluded “On a more personal note, I am energized by the opportunity to lead an organization with such a rich heritage as Hubbell. As I look forward, I am excited to work with Tim, the Board and all of Hubbell’s employees to continue to build upon our successes.”

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Certain statements contained herein may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These include statements about capital resources, performance and results of operations and are based on the Company’s reasonable current expectations. In addition, all statements regarding anticipated growth or improvement in operating results, anticipated market conditions, and economic recovery are forward-looking. These statements may be identified by the use of forward-looking words or phrases such as “improved”, “leading”, “improving”, “continuing growth”, “continued”, “ranging”, “contributing”, “primarily”, “plan”, “expect”, “anticipated”, “expected”, “expectations,” “should result”, “uncertain”, “goals”, “projected”, “on track”, “likely”, “intend” and others. Such forward-looking statements involve numerous assumptions, known and unknown risks, uncertainties and other factors which may cause actual and future performance or achievements of the Company to be materially different from any future results, performance, or achievements expressed or implied by such forward-looking statements. Such factors include, but are not limited to: achieving sales levels to fulfill revenue expectations; unexpected costs or charges, certain of which may be outside the control of the Company; anticipated impacts from the Federal stimulus package; expected benefits of process improvement and other lean initiatives; the expected benefit and effect of the business information system initiatives and streamlining programs; the availability and costs of raw materials and purchased components; realization of price increases; the ability to achieve projected levels of efficiencies and cost reduction measures; general economic and business conditions; competition; and other factors described in our Securities and Exchange Commission filings, including the “Business”, “Risk Factors”, and “Quantitative and Qualitative Disclosures about Market Risk” Sections in the Annual Report on Form 10-K for the year ended December 31, 2011.

Hubbell Incorporated is an international manufacturer of quality electrical and electronic products for a broad range of non-residential and residential construction, industrial and utility applications. With 2012 revenues of $3.0 billion, Hubbell Incorporated operates manufacturing facilities in the United States, Canada, Switzerland, Puerto Rico, Mexico, the People’s Republic of China, Italy, the United Kingdom, Brazil and Australia. Hubbell also participates in joint ventures in Taiwan and Hong Kong, and maintains sales offices in Singapore, the People’s Republic of China, India, Mexico, South Korea and the Middle East. The corporate headquarters is located in Shelton, CT.

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HUBBELL INCORPORATED

Condensed Consolidated Statement of Income

(unaudited)

(in millions, except per share amounts)

	Three Months Ended December 31		Year Ended December 31
	2012	2011	2012	2011
Net Sales	$752.5	$740.0	$3,044.4	$2,871.6
Cost of goods sold	502.7	503.7	2,032.2	1,947.9

Gross Profit	249.8	236.3	1,012.2	923.7
Selling & administrative expenses	139.3	126.5	540.4	499.9

Operating income	110.5	109.8	471.8	423.8
Operating income as a % of Net sales	14.7%	14.8%	15.5%	14.8%
Interest expense, net	(7.5)	(7.3)	(29.0)	(29.6)
Other income (expense), net	(0.9)	(0.6)	(1.0)	(4.4)

Total other expense, net	(8.4)	(7.9)	(30.0)	(34.0)
Income before income taxes	102.1	101.9	441.8	389.8
Provision for income taxes	29.2	31.4	139.7	119.6

Net income	$72.9	$70.5	$302.1	$270.2
Less: Net income attributable to noncontrolling interest	1.0	0.5	2.4	2.3

Net income attributable to Hubbell	$71.9	$70.0	$299.7	$267.9

Earnings Per Share:
Basic	$1.21	$1.18	$5.05	$4.47
Diluted	$1.20	$1.17	$5.00	$4.42
Cash dividends per common share	$0.45	$0.38	$1.68	$1.52

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HUBBELL INCORPORATED

Condensed Consolidated Balance Sheet

(unaudited)

(in millions)

	December 31, 2012	December 31, 2011
ASSETS
Cash and cash equivalents	$645.0	$569.6
Short-term investments	8.8	12.8
Accounts receivable, net	405.2	394.3
Inventories, net	341.7	318.3
Deferred taxes and other	55.5	58.5

TOTAL CURRENT ASSETS	1,456.2	1,353.5
Property, plant and equipment, net	364.7	359.6
Investments	36.7	42.0
Goodwill	755.5	727.3
Intangible assets, net	288.1	269.5
Other long-term assets	45.8	94.6

TOTAL ASSETS	$2,947.0	$2,846.5

LIABILITIES AND EQUITY
Short-term debt	$—	$2.9
Accounts payable	213.1	215.7
Accrued salaries, wages and employee benefits	75.4	71.1
Accrued insurance	39.6	46.2
Dividends payable	—	22.5
Other accrued liabilities	119.3	133.7

TOTAL CURRENT LIABILITIES	447.4	492.1
Long-term debt	596.7	596.3
Other non-current liabilities	235.0	284.6

TOTAL LIABILITIES	1,279.1	1,373.0
Hubbell Shareholders’ Equity	1,661.2	1,467.8
Noncontrolling interest	6.7	5.7

TOTAL EQUITY	1,667.9	1,473.5

TOTAL LIABILITIES AND EQUITY	$2,947.0	$2,846.5

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HUBBELL INCORPORATED

Earnings Per Share Calculation

(unaudited)

(in millions, except per share amounts)

	Three Months Ended December 31		Year Ended December 31
	2012	2011	2012	2011
Numerator:
Net income attributable to Hubbell	$71.9	$70.0	$299.7	$267.9
Less: Earnings allocated to participating securities	0.2	0.3	1.0	1.0

Net income available to common shareholders	$71.7	$69.7	$298.7	$266.9
Denominator:
Average number of common shares outstanding	59.1	58.9	59.1	59.7
Potential dilutive shares	0.5	0.6	0.7	0.7

Average number of diluted shares outstanding	59.6	59.5	59.8	60.4

Earnings per Share:
Basic	$1.21	$1.18	$5.05	$4.47
Diluted	$1.20	$1.17	$5.00	$4.42

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HUBBELL INCORPORATED

Condensed Consolidated Statement of Cash Flows

(unaudited)

(in millions)

	Year Ended December 31
	2012	2011
Cash Flows From Operating Activities
Net income attributable to Hubbell	$299.7	$267.9
Depreciation and amortization	66.8	68.2
Stock-based compensation expense	15.8	15.1
Deferred income taxes	27.5	18.8
Changes in working capital	(45.3)	(21.5)
Contributions to defined benefit pension plans	(22.6)	(22.7)
Other, net	7.2	9.2

Net cash provided by operating activities	349.1	335.0

Cash Flows From Investing Activities
Capital expenditures	(49.1)	(55.4)
Acquisition of businesses, net of cash acquired	(90.7)	(29.6)
Net change in investments	9.9	(14.4)
Other, net	13.8	12.9

Net cash used in investing activities	(116.1)	(86.5)

Cash Flows From Financing Activities
Short-term debt (repayments) borrowings, net	(2.9)	1.4
Payment of dividends	(122.3)	(90.1)
Repurchase of common shares	(75.6)	(137.7)
Proceeds from exercise of stock options	24.9	21.9
Other, net	14.2	6.2

Net cash used in financing activities	(161.7)	(198.3)

Effect of foreign exchange rate changes on cash and cash equivalents	4.1	(1.3)

Increase in cash and cash equivalents	75.4	48.9
Cash and cash equivalents
Beginning of period	569.6	520.7

End of period	$645.0	$569.6

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HUBBELL INCORPORATED

Segment Information

(unaudited)

(in millions)

	Three Months Ended December 31		Year Ended December 31
	2012	2011	2012	2011
Net Sales
Electrical	$521.4	$513.6	$2,114.6	$2,004.2
Power	231.1	226.4	929.8	867.4

Total Net Sales	$752.5	$740.0	$3,044.4	$2,871.6

Operating Income
Electrical	$68.0	$73.7	$303.7	$282.0
Power	42.5	36.1	168.1	141.8

Total Operating Income	$110.5	$109.8	$471.8	$423.8

Operating Income as a % of Net Sales
Electrical	13.0%	14.3%	14.4%	14.1%
Power	18.4%	15.9%	18.1%	16.3%
Total	14.7%	14.8%	15.5%	14.8%

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HUBBELL INCORPORATED

Non-GAAP Financial Measures

(unaudited)

(in millions)

Ratios of Total Debt to Total Capital and Net Debt to Total Capital

	December 31, 2012	December 31, 2011
Total Debt	$596.7	$599.2
Total Hubbell’s Shareholders’ Equity	1,661.2	1,467.8

Total Capital	$2,257.9	$2,067.0

Total Debt to Total Capital	26%	29%
Total Debt	$596.7	$599.2
Less: Cash and cash equivalents	(645.0)	(569.6)
Investments	(45.5)	(54.8)
Net Debt	$(93.8)	$(25.2)

Net Debt to Total Capital	(4%)	(1%)

Note: Management believes that net debt to capital is a useful measure regarding Hubbell’s financial leverage for evaluating the Company’s ability to meet its funding needs.

Free Cash Flow Reconciliation

	Year Ended December 31
	2012	2011
Net cash provided by operating activities	$349.1	$335.0
Less: Capital Expenditures	(49.1)	(55.4)

Free cash flow	$300.0	$279.6

Note: Management believes that free cash flow provides useful information regarding Hubbell’s ability to generate cash without reliance on external financings. In addition, management uses free cash flow to evaluate the resources available for investments in the business, strategic acquisitions and further strengthening the balance sheet.

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